Exhibit 10.2

April 7, 2016

HCAC II, Inc.

c/o Hennessy Capital Partners II LLC

700 Louisiana Street, Suite 900

Houston, TX 77002

Attention: Kevin M. Charlton

AMENDED AND RESTATED COMMITMENT LETTER
$25 MILLION SENIOR SECURED CREDIT FACILITY

Ladies and Gentlemen:

As we, Wells Fargo Bank, N.A. (“Wells Fargo” or “we” or “us”), understand, Hennessy Capital Partners II LLC and/or its controlled investment affiliates (collectively, the “Sponsor”) has formed an acquisition entity, HCAC II, Inc., a Delaware corporation (“Newco” or “you”), and a wholly owned subsidiary of Hennessy Capital Acquisition Corp. II, a Delaware corporation (“Parent”), in order to acquire (the “Acquisition”) USI Senior Holdings, Inc. (the “Company” or the “Acquired Business”) and certain of its subsidiaries pursuant to an agreement and plan of merger whereby Newco will merge with and into the Company. Wells Fargo understands that you would like to obtain financing for the Borrowers (as defined in the Term Sheet) in order to (a) refinance certain of the Borrowers’ (as defined in the Term Sheet) existing indebtedness, (b) finance general corporate purposes of the Borrowers (as defined in the Term Sheet), and (c) pay fees and expenses associated with the Acquisition and related transactions. The Acquisition, the entering into and funding of the Facility (as defined below), the Refinancing (as defined below), and the Term Loan Facility (as defined below) and the payment of related fees and expenses are referred to herein collectively as the “Transactions”, and the date of the effectiveness of the Facility (as defined below) and the consummation of the Acquisition is referred to herein as the “Closing Date”.

You have also advised Wells Fargo that you intend that:

(a)	the Sponsor and other investors (collectively with the Sponsor, the “Investors”) will directly or indirectly contribute to Parent, for further contribution directly or indirectly to Newco, an aggregate amount of cash equity (which, in respect of any equity of Parent other than common stock or “qualified preferred”, shall be on terms reasonably acceptable to Wells Fargo) (collectively, the “Equity Contribution”) that represents, together with rollover equity (which may be cash or non-cash) of (i) the Company held by management and current investors in the Company or (ii) of the Parent held by current investors in the Parent, not less than $199,500,000;

(b)	the Borrowers (as defined in the Term Sheet) will obtain the Facility (as defined below) on the terms described herein;

(c)	the Borrower will enter into a senior secured term loan facility from a term lender selected by the Borrowers and reasonably acceptable to Wells Fargo (provided, GSO Capital Partners, is

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reasonably acceptable to Wells Fargo) in an amount up to $100,000,000 and on terms and pursuant to agreements reasonably acceptable to Wells Fargo (the “Term Loan Facility”); and

(d)	all indebtedness of the USI and its subsidiaries under that certain Revolving Credit and Term Loan Agreement, dated as of May 1, 2015, by and among SunTrust Bank, USI, USI Intermediate Holdings, Inc. and USI Senior Holdings, Inc. and the other lenders from time to time party thereto, shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released (or arrangements therefor reasonably satisfactory to Wells Fargo shall have been made) (the transactions described in this clause (d) are collectively referred to herein as the “Refinancing”).

Immediately after consummating the Transactions, the Borrowers and their subsidiaries will have no outstanding indebtedness except as described above and except for (i) indebtedness permitted to remain outstanding under the Merger Agreement (as defined below), (ii) indebtedness permitted to be incurred under the Merger Agreement (as defined below) prior to the Closing Date, and (iii) trade payables, capital leases and equipment financings that the Borrowers and Wells Fargo reasonably agree may remain outstanding after the Closing Date (the indebtedness described in clauses (i) through (iii) above, collectively, the “Permitted Surviving Debt”).

Based upon information known to us today concerning the Transactions, we are pleased to provide you with this amended and restated commitment letter and the annexes attached hereto (the “Commitment Letter”) and the term sheet and the annexes attached thereto (the “Term Sheet”) which establish the terms and conditions under which Wells Fargo commits to provide to the Borrowers (as defined in the Term Sheet) a $25,000,000 senior secured credit facility (the “Facility”). This Commitment Letter amends and restates that certain commitment letter dated April 1, 2016 between Wells Fargo and you.

Confidentiality

(a) You agree that this Commitment Letter (including the Term Sheet) is for your confidential use only and that neither its existence, nor the terms hereof or thereof, will be disclosed by you to any person other than (i) your officers, directors, employees, accountants, attorneys, and other advisors, and then only on a confidential and “need-to-know” basis in connection with the Transactions contemplated hereby, (ii) pursuant to the order of any court or administrative agency or otherwise as required by applicable law, regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform Wells Fargo promptly thereof) and (iii) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter. The foregoing notwithstanding, following your acceptance of this Commitment Letter in accordance herewith, you may (i) provide a copy hereof (including the Term Sheet, but not including the fee letter dated the date hereof (the “Fee Letter”) (unless Wells Fargo shall otherwise consent in writing) and (unless Wells Fargo shall otherwise consent) Annex A-I shall be redacted (in form and substance satisfactory to Wells Fargo) in respect of amounts, percentages and basis points of fee based compensation set forth therein) to the Company (so long as it agrees not to disclose this Commitment Letter (including the Term Sheet) other than to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a confidential and “need-to-know” basis in connection with the Transactions contemplated hereby), and (ii)  file or make such other public disclosures of the terms and conditions hereof (including the Term Sheet, but not including the Fee Letter) as you are required by law to make; provided, that the existence and contents thereof may be disclosed as part of projections, pro forma information and a generic disclosure of

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aggregate sources and uses in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement.

(b) Wells Fargo agrees that all non-public information received by them from the Sponsor or the Acquired Business in connection with the Acquisition and the Transactions, including, without limitation, any information regarding the Company and its subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Wells Fargo in a confidential manner, and shall not be disclosed by Wells Fargo to persons who are not parties to this Commitment Letter, except: (i) to your officers, directors, employees, attorneys advisors, accountants, auditors, and consultants to Wells Fargo on a confidential and “need to know” basis in connection with the Transactions contemplated hereby, (ii) to subsidiaries and affiliates of Wells Fargo, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this clause (b), (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, provided that prior to any disclosure under this clause (iii), the disclosing party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority (including any self-regulatory authority)) to promptly provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent the disclosing party is permitted to do so pursuant to the terms of the applicable regulation, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to promptly provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Sponsor, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to promptly provide Sponsor with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Sponsor pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Wells Fargo), (viii) in connection with any proposed assignment or participation of Wells Fargo’s interest in the Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this clause (b), and (ix) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter; provided that prior to any disclosure to a party other than Sponsor, Newco, Company, the Lenders (as defined in the Term Sheet), their respective affiliates and their respective counsel under this clause (ix) with respect to litigation involving a party other than Sponsor, Newco, Company, the Lenders (as defined in the Term Sheet), and their respective affiliates, the disclosing party agrees to promptly provide Sponsor with prior notice thereof. Notwithstanding the foregoing, you and the Sponsor acknowledge that confidential information under this clause (b) shall not include any information received by Wells Fargo from one or more companies affiliated with the Acquired Business in connection with existing credit relationships that Wells Fargo or its affiliates have entered into with the Loan Parties (as defined in the Term Sheet) prior to the date hereof.

(c) Anything to the contrary in this Commitment Letter notwithstanding, Sponsor agrees that Wells Fargo shall have the right to provide information concerning the Facility to loan syndication and reporting services.

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Costs and Expenses

As consideration for the commitments and agreements of Wells Fargo under this Commitment Letter with respect to the Facility, if the Closing Date occurs you agree to pay or reimburse (or cause payment or reimbursement with respect to) Wells Fargo, promptly upon demand therefor (and in any event within ten (10) days) following receipt of the relevant invoice (including customary backup documentation in reasonable detail supporting such invoice) (provided nothing herein shall require the furnishing of or access to any information, materials or documents subject to attorney-client privilege), for (a) all reasonable and documented costs and expenses (including, without limitation, all reasonable and documented costs and expenses arising in connection with the syndication of the Facility and any due diligence investigation performed by Wells Fargo or its advisors, and the reasonable and documented out-of-pocket fees and expenses of special counsel to Wells Fargo and also of, without limitation, any local legal counsel as shall be reasonably necessary following consultation with you in connection with the transactions contemplated hereby) arising in connection with the negotiation, preparation, execution and delivery of the Commitment Letter and Loan Documents and any amendment or waiver with respect thereto and (b) all reasonable and documented legal or other expenses in connection with the enforcement of the Loan Documents and any of Wells Fargo’s rights and remedies hereunder.

Indemnification

Sponsor agrees to indemnify, defend, and hold harmless Wells Fargo, each of its affiliates, and each of their respective officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Person”) as set forth on Annex A hereto. The parties agree that the indemnification (and other) provisions shall be as set forth on Annex A and those provisions are incorporated herein by this reference.

Conditions

There are no other conditions (implied or otherwise) to the commitment of Wells Fargo to provide the Facility other than those conditions set forth on Annex B-I to the Term Sheet (the “Funding Conditions”).

Notwithstanding anything in this Commitment Letter, the Term Sheet, the definitive documentation for the Facility (the “Loan Documents”) or any other letter agreement or other undertaking concerning the Facility to the contrary but subject to the Funding Conditions, (i) the only representations and warranties relating to the Company and its subsidiaries and their businesses, the making and accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (A) such of the representations and warranties made by or on behalf of the Company and its subsidiaries in the Agreement and Plan of Merger dated as of April 1, 2016 by and among Newco, the Company, and Hennessy Capital Acquisition Corp. II (the “Merger Agreement”), but only to the extent that you (or your applicable affiliate) or Newco have a right not to consummate the transactions contemplated by the Merger Agreement or to terminate your or its obligations under the Merger Agreement as a result of a breach of such representations and warranties (the “Specified Merger Agreement Representations”), and (B) the Specified Representations (as defined below), and (ii) the terms of the Facility shall contain no condition precedent to the funding of the Facility on the Closing Date other than those set forth in Annex B-I to the Term Sheet, the satisfaction of which shall obligate the Lenders (as defined in the Term Sheet) to provide the Facility on the terms set forth in this Commitment Letter and the Term Sheet (it being

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understood that, to the extent any collateral is not provided on the Closing Date after use of commercially reasonable efforts to do so (other than (x) the filing of Uniform Commercial Code financing statements, (y) a security interest that can be created by the execution and delivery of a security agreement and (z) the delivery of stock certificates, if any, in respect of the equity interests of the Borrowers and their material wholly-owned U.S. subsidiaries (solely to the extent required in the Term Sheet)), the providing of such collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be provided and/or perfected within 90 days (or such longer period as the Agent (as defined in the Term Sheet) agrees to) after the Closing Date pursuant to arrangements to be mutually agreed upon by the parties hereto acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to organization, existence, power and authority (as to execution, delivery and performance of the Loan Documents), due authorization, execution, delivery, enforceability and non-contravention of the Loan Documents with the Loan Parties’ (as defined in the Term Sheet) governing documents, solvency as of the Closing Date (after giving effect to the Transactions) of the Parent and its subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex B-II), Federal Reserve Bank margin regulations, the Investment Company Act, OFAC, Patriot Act, Foreign Corrupt Practices Act and other anti-terrorism laws (including the use of proceeds of the Facility not violating such laws), and, subject to the parenthetical in clause (ii) above and the permitted liens set forth in the Loan Documents, the creation, validity, perfection and priority of the security interests granted in the collateral as of the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

Exclusivity

On or prior to the earlier of (a) the mutual agreement of the parties hereto not to pursue the execution of the Loan Documents; (b) the Closing Date; and (c) the Expiration Date (as defined below) (or such later date as you and Wells Fargo shall have mutually agreed to extend Wells Fargo’s Commitment hereunder), you or the Sponsor, unless you first obtain our approval:

(i)	shall not, and shall cause your affiliates, agents, representatives, counsel, consultants and advisors and any other person acting on your or their behalf not to, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise effect, facilitate, encourage or accept any offers for the funding of the Facility or any alternative equity or debt financing arrangements in connection with the Transactions (other than the Equity Contribution, on terms and in the amount reasonably agreed by Wells Fargo, and the Term Loan Facility); and

(ii)	shall terminate or have terminated prior to the date hereof any written agreement or arrangement related to the foregoing to which you or your affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any party other than Wells Fargo and its representatives.

Notwithstanding any term or provision hereof to the contrary, all of the rights of Wells Fargo under this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or Wells Fargo’s commitments and agreements hereunder.

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Information

In issuing this Commitment Letter, Wells Fargo is relying on the accuracy of the information furnished to it by or on behalf of Sponsor, Newco and/or Company and their affiliates, without independent verification thereof. Sponsor hereby represents that to its knowledge (a) all written factual information (other than forward looking information, projections of future financial performance and information of a general economic or industry specific nature) concerning Newco, Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of Sponsor, Newco or Company or their affiliates, when considered as a whole, does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in any material respect in light of the circumstances under which such statements have been made (after giving effect to all supplements and updates thereto), and (b) all projections, when taken as a whole, that have been or are hereafter made available by or on behalf of Sponsor, Newco and/or Company or their affiliates (“Projections”) are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by Sponsor to be reasonable at the time such projections were furnished; it being recognized by Wells Fargo that projections of future events are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized and actual results may vary significantly from projected results. You agree that if at any time prior to the closing of the Transactions any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances, provided, that any such supplementation shall cure any breach of such representations.

Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities

You acknowledge that Wells Fargo or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and Wells Fargo, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Wells Fargo or one or more of its affiliates has advised or is advising you on other matters, (b) Wells Fargo, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Wells Fargo, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Wells Fargo or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that Wells Fargo does not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Wells Fargo for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Wells Fargo shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty

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claim on behalf of or in right of you, including your stockholders, employees or creditors.  For the avoidance of doubt, the provisions of this paragraph apply only to the transactions contemplated by this Commitment Letter and the relationships and duties created in connection with the transactions contemplated by this Commitment Letter.

You further acknowledge that Wells Fargo or one or more of Wells Fargo’s affiliates are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, Wells Fargo or one or more of Wells Fargo’s affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, and Company and other companies with which you or Company may have commercial or other relationships.  With respect to any debt or other securities and/or financial instruments so held by Wells Fargo or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Governing Law, Etc.

This Commitment Letter, and the Term Sheet, and the Fee Letter, the rights of the parties hereto or thereto with respect to all matters arising hereunder or related hereto, and any and all claims, controversies or disputes arising hereunder or related hereto shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto (a) agrees that all claims, controversies, or disputes arising hereunder or hereto shall be tried and litigated only in the state courts, and to the extent permitted by applicable law, federal courts located in New York, New York and each of the parties hereto submits to the exclusive jurisdiction and venue of such courts relative to any such claim, controversy or dispute, or any appellate court from any thereof and (b) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter, it is understood and agreed that (x) the interpretation of the definition of “Material Adverse Effect” set forth in the Merger Agreement (and whether or not a Material Adverse Effect has occurred), (y) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Merger Agreement or to decline to consummate the Acquisition and (z) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in respect of to any claim, counterclaim, controversy, or dispute (whether based in contract, tort, or otherwise) arising out of or relating to this Commitment Letter, the Acquisition or the Transactions or the actions of Wells Fargo or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter or the Transactions or the actions of Wells Fargo or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.

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Patriot Act

Wells Fargo hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Wells Fargo may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow Wells Fargo to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to cause Company to provide Wells Fargo, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

Counterparts; Electronic Execution

This Commitment Letter (together with the Term Sheet and the Fee Letter) sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect to the subject matter hereof, and may not be amended or modified except in writing signed by the parties hereto. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (including an obligation to negotiate in good faith); it being acknowledged and agreed that the commitments of Wells Fargo hereunder to fund the Facility on the Closing Date are subject only to the Funding Conditions, and upon satisfaction (or waiver by Wells Fargo) of the Funding Conditions, the funding of the Facility shall occur. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter by telefacsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this letter. This Commitment Letter shall not be assignable by you (except by you (and with prior written notice to Wells Fargo) to one or more of your affiliates that is a domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition prior to or substantially concurrently with (and to the Company substantially concurrently with) the consummation of the closing of the Acquisition) without the prior written consent of Wells Fargo (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. In the event that this Commitment Letter is terminated or expires, the Indemnification, Confidentiality, Exclusivity, Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities, Governing Law, Etc., and the Waiver of Jury Trial provisions hereof shall survive such termination or expiration. Anything contained herein to the contrary notwithstanding, the obligations of Sponsor under this Commitment Letter shall terminate at the time of the initial funding of the Facility.

Nothing contained herein shall limit or preclude Wells Fargo or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any entity or person whatsoever, including, without limitation, any competitor, supplier or customer of you, the seller(s) of the stock of the Company, or the Company, or any of your or their respective affiliates, or any other entity or person that may have interests different than or adverse to such entities or persons. Neither Wells Fargo nor any of its affiliates has assumed or will assume an advisory, agency, or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether Wells Fargo or any of its affiliates has advised or is currently advising you or your affiliates on other matters).

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This Commitment Letter shall expire at 5 p.m. (New York time) on April 8, 2016, unless prior thereto Wells Fargo has received a copy of this Commitment Letter and the Fee Letter signed by you. In the event (i) the initial funding under the Facility does not occur on or prior to August 19, 2016, (ii) after the execution of the Merger Agreement and prior to the consummation of the Transactions, the Merger Agreement terminates in accordance with its terms, or (iii) the consummation of the Acquisition occurs with or without the funding of the Facility (such earliest time, the “Expiration Date”), then Wells Fargo’s commitment to provide the Facility shall automatically expire on such date unless Wells Fargo agrees in its sole discretion to an extension, provided, that any rights of Wells Fargo that survive termination shall continue in full force and effect for purposes of clarity. If you elect to deliver your signed counterpart of this Commitment Letter by telecopier or other electronic transmission, please arrange for the executed original to follow by next-day courier.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Vivek Tayal
	Name:	Vivek Tayal
	Title:	Director

ACCEPTED AND AGREED TO this 7th day of April, 2016

HCAC II, INC.

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman and Chief Executive Officer

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ANNEX A

Indemnification Provisions

Capitalized terms used herein shall have the meanings ascribed to them in the amended and restated commitment letter, dated April 7, 2016 (the “Commitment Letter”) addressed to HCAC II, Inc. (the “Indemnifying Party”) from Wells Fargo Bank, N.A. (“Wells Fargo”).

To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable and documented legal or other costs, expenses or disbursements (supported by customary backup documentation in reasonable detail; provided nothing herein shall require the furnishing of or access to any information, materials or documents subject to attorney-client privilege) in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions, (b) the Commitment Letter or the Facility, or (c) any untrue statement of a material fact contained in, or omissions in, Information furnished by Indemnifying Party or Company, or any of their subsidiaries or affiliates in connection with the Transactions or the Commitment Letter; provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or which result from a claim brought as a result of the breach by such Indemnified Person of its obligations under any documents executed in connection with the Facility or (y) any dispute solely among the Indemnified Persons and/or their related parties and not arising out of any act or omission of you, any of your or its subsidiaries or the Sponsor (other than any proceeding against Wells Fargo solely in its capacity or in fulfilling its role as an Agent or similar role under the Facility).

These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. Wells Fargo, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Party shall pay the reasonable and documented fees, expenses, and disbursement of such counsel (supported by customary backup documentation in reasonable detail; provided nothing herein shall require the furnishing of or access to any information, materials or documents subject to attorney-client privilege), and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the

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Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Wells Fargo, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof unless any such settlement or compromise exclusively requires payment of money by you.

Neither expiration nor termination of Wells Fargo’s commitments under the Commitment Letter or funding or repayment of the loans under the Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

The following shall hereinafter be referred to as the “SPAC Provision”. Reference is made to the final prospectus of Hennessy Capital Acquisition Corp. II (the “SPAC”), filed with the Securities and Exchange Commission and dated July 22, 2015 (File No. 333-205152) (the “Prospectus”). Wells Fargo warrants and represents that it has read the Prospectus and understands that the SPAC has established a trust account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (collectively, with interest accrued from time to time thereon, the “Trust Fund”) initially in an amount of $199,599,000 for the benefit of the SPAC’s public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Trust Fund, the SPAC may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem the shares of common stock of the SPAC in connection with the consummation of the SPAC’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Stockholders if the SPAC fails to consummate a Business Combination within 24 months from the closing of the IPO, (iii) any amounts necessary to pay any taxes and for working capital purposes or (iv) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into discussions with Wells Fargo regarding a potential business relationship (which may include a Business Combination), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Wells Fargo hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or distributions therefrom, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the SPAC and Wells Fargo, this Commitment Letter or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Wells Fargo hereby irrevocably waives any Claims it may have against the Trust Fund (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Commitment Letter). Wells Fargo agrees and acknowledges that such irrevocable waiver is material to this Commitment Letter and the Transactions described herein and specifically relied upon by the SPAC to induce it to enter into the Transactions or other matters described or referred to in this Commitment Letter, and Wells Fargo further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Wells Fargo commences any action or proceeding based upon, in connection with, relating to or

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arising out of any matter relating to the SPAC, which proceeding seeks, in whole or in part, monetary relief against the SPAC, Wells Fargo hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit Wells Fargo (or any party claiming on Wells Fargo’s behalf or in lieu of Wells Fargo) to have any claim against the Trust Fund (including any distributions therefrom) or any amounts contained therein. In the event Wells Fargo commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the SPAC, which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the SPAC shall be entitled to recover from Wells Fargo the associated reasonable and documented legal fees and costs in connection with any such action, in the event the SPAC prevails in such action or proceeding.

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TERM SHEET

This Term Sheet is part of the amended and restated commitment letter, dated April 7, 2016 (the “Commitment Letter”), addressed to HCAC II, Inc. by Wells Fargo Bank, N.A. (“Wells Fargo”) and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrowers:	Initially, Company (as successor by merger to Newco), and immediately following the Closing Date, United Subcontractors, Inc. (“USI”) and its domestic subsidiaries reasonably acceptable to Agent with assets to be included in the Borrowing Base (individually, a “Borrower” and collectively, the “Borrowers”).

Guarantors:	Parent, all of USI’s wholly owned domestic subsidiaries (other than the Borrowers) and any parent holding companies of the Borrowers. Such Guarantors, together with Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

Lenders and Agent:	Wells Fargo and such other reasonably acceptable lenders (the “Lenders”) as Agent elects to include within the syndicate in consultation with USI following the Closing Date. Wells Fargo shall be the sole agent for the Lenders (in such capacity, the “Agent”).

Facility:	A senior secured facility (the “Facility”) in a maximum credit amount (“Maximum Credit Amount”) of $25,000,000. Under the Facility, Lenders will provide Borrowers with a revolving credit facility (the “Revolver”).

Sole Lead Arranger and Sole Bookrunner:	Wells Fargo

Revolver:	Advances under the Revolver (“Advances” or “Revolving Loans”) will be available starting on the Closing Date (subject to the Closing Borrowing Base) and thereafter up to a maximum amount outstanding at any one time of $25,000,000 (the “Maximum Revolver Amount”). In addition, the amount of Advances plus Letters of Credit shall not, at any time, exceed the Borrowing Base (as hereinafter defined).

Closing Borrowing Base:	In the event that as of the Closing Date, the Agent has not received a final report from the field examinations of the business and collateral of Borrowers in each case as provided below, the Borrowing Base for purposes of the initial

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Revolving Loans and Letters of Credit on the Closing Date (the “Closing Borrowing Base”) shall be equal to the sum of (i) 40% multiplied by the book value of the accounts receivable of Borrowers (exclusive of retainage and unbilled accounts receivable); plus (ii) the amount equal to the lesser of (A) 25% of the net book value of the inventory of Borrowers and (B) $5,000,000; minus (iii) applicable reserves established by Agent.

The Closing Borrowing Base shall only be in effect until the earlier of 60 days after the Closing Date or the date Agent has received the final report from a current field examination, provided, that, Agent may adjust the Closing Borrowing Base as to the eligible accounts and eligible inventory based on any field examination results at the time that it receives such results and otherwise at any time prior to the receipt of such field examination based on information that would give rise to the rights of the Agent under the Loan Documents to make adjustments to the Borrowing Base.

Subject to the Certain Funds Provisions, on and after the receipt by Agent of the field examination results as provided below, Revolving Loans and Letters of Credit shall be provided to Borrowers subject to the terms and conditions of the Loan Documents and availability under the Borrowing Base, which will be calculated as set forth below.

In the event that the Agent has not received a final report from the field examinations of the business and collateral of Borrowers prior to the Closing Date, Borrowers shall use commercially reasonable efforts to provide Agent and the field examiners sufficient access and information to complete such field examinations (it being understood that the completion of such examinations shall not be a condition precedent, but if not delivered prior to the Closing Date will be required on or prior to the 60th day following the Closing Date) and Parent, Sponsor and their affiliates agree to use commercially reasonable efforts and to cooperate in good faith to cause such field examinations to be commenced as soon as practicable following the date of the Commitment Letter. If the Agent has not received such final report from the field examinations on or prior to the 60th day after the Closing Date (or such later date as is agreed to by Agent in its sole discretion), availability shall be zero on and after such 60th day (or such other date as is agreed to by Agent in its sole discretion) until Agent’s receipt and reasonable opportunity to review the results of such final report from the field examination.

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Borrowing Base:

Subject to the Closing Borrowing Base as provided above and the Certain Funds Provision, the Revolving Loans and Letters of Credit shall be provided to each Borrower subject to the terms and conditions of the Loan Documents and availability under the Borrowing Base, which will be calculated as follows:

(a) 85% multiplied by the net amount of the eligible accounts of such Borrower (with a sublimit of up to $2,500,000 for accounts representing progress billings subject to a field exam report), plus

(b) the amount equal to the lesser of (i) 30% multiplied by the net book value (calculated at the lower of cost or market on a first in, first out basis) of eligible inventory of such Borrower or (ii) $5,000,000[1]; plus

(c) domestic cash of the Borrowers, in an amount not to exceed $3,000,000, on deposit in blocked accounts subject to a first priority perfected lien in favor of the Agent and which give the Agent exclusive access and control for withdrawal purposes; minus

(d) customary reserves.

Letter of Credit Subfacility:	Under the Revolver, Borrowers will be entitled to request that Agent issue letters of credit (each, a “Letter of Credit”) in an aggregate amount not to exceed $12,000,000 at any one time outstanding. The aggregate amount of outstanding Letters of Credit will be reserved against the credit availability created under the Borrowing Base and the Maximum Revolver Amount.

Optional Prepayment:	The Advances may be prepaid in whole or in part from time to time without penalty or premium. The Revolver commitments may be reduced from time to without penalty or premium.

Mandatory Prepayments:	The Facility will be required to be prepaid in an amount equal to the amount by which the Revolving Loans plus the Letter of

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[1]	To accommodate alternate advance rates of up to an amount equal to the lesser of (i) 60% of cost on eligible inventory or (ii) 85% of the net orderly liquidation value of eligible inventory, Wells Fargo will require appraisals.

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Credit usage exceed the Borrowing Base.

In the event of a change of control (to be defined), the Borrowers will be required to make an offer to prepay amounts outstanding under the Facility.

Any mandatory prepayments shall be applied first, to Advances outstanding under the Revolver, and second to cash collateralize the Letters of Credit.

Use of Proceeds:	To (i) refinance certain existing indebtedness of Borrowers’, (ii) fund fees and expenses associated with the Facility and the Transactions, and (iii) finance the ongoing general corporate needs of Borrowers.

Fees and Interest Rates:	As set forth in the Fee Letter and on Annex A-I.

Term:	Five (5) years from the Closing Date (“Maturity Date”).

Collateral:

Subject to permitted liens (to be mutually agreeable to Agent and Borrowers) and customary exclusions to be mutually agreed upon, (a) a first priority perfected security interest in the cash, accounts receivable, books and records, chattel paper, deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein), securities accounts and operating accounts, inventory, and all other working capital assets and all documents, instruments, and general intangibles related to any of the foregoing of the Loan Parties’ now owned and hereafter acquired, and all proceeds and products thereof (“Revolver Priority Collateral”) and (b) a second priority perfected security interest in all of the Loan Parties’ now owned and hereafter acquired property and assets and all proceeds and products thereof other than the Revolver Priority Collateral (“Term Loan Priority Collateral”), including stock (or other ownership interests in) of each Loan Party (other than the stock of the Parent) and all proceeds and products thereof; provided that only 65% of the stock of (or other ownership interests in) any controlled foreign corporations will be required to be pledged if the pledge of a greater percentage would result in material adverse tax consequences.

A customary intercreditor agreement reasonably acceptable to the Agent in its sole discretion will be entered into by the Agent and the agent (the “Term Agent”) under the term loan facility in an aggregate principal amount of up to $100 million (“Term Loan Facility”) of the Borrowers in place on the Closing Date governing the respective rights and obligations

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of the Lenders and the lenders under such Term Loan Facility with respect to the Collateral and other customary matters.

Collection:

The Loan Parties will direct all of their customers to remit all collections to deposit accounts that are subject to control agreements reasonably satisfactory to Agent.

The Agent shall have full dominion over all collections and cash will be swept against the Advances on a daily basis at all times (i) at the election of the Agent, upon the occurrence and during the continuance of a payment, reporting or bankruptcy or insolvency related event of default, and (ii) commencing when excess availability is less than the greater of (A) 12.5% of the Maximum Credit Amount and (B) $5,000,000, and continuing until, in each case, such time as no such event of default exists and excess availability has been greater than the threshold set forth in clause (ii) at all times for 30 consecutive days.

Bank Products:

The Loan Parties shall be required to establish and maintain their primary depository and treasury management relationships with Wells Fargo or one of its affiliates.

Each Loan Party will offer Wells Fargo (or one or more of its affiliates) the first opportunity to bid for all other bank products, including, but not limited to, foreign exchange and interest rate hedging products, for so long as the Facility is in place.

Nothing herein is a recommendation, solicitation, commitment or offer by Wells Fargo to provide any Loan Party any interest rate protection, currency hedge or commodities hedge product.

Revolver Documentation:	The Loan Documents shall be consistent with this Term Sheet and customary for transactions of this type and shall be negotiated in good faith by the Borrowers and Wells Fargo so that the Loan Documents, giving effect to the Certain Funds Provision, are finalized as promptly as practicable after the acceptance of this Commitment Letter (the “Revolver Facility Documentation Principles”).

Representations and Warranties:	The credit agreement governing the Facility, will contain the following representations and warranties (which will be the only representations and warranties) regarding the Loan Parties and their subsidiaries (and certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon)

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regarding: due organization and qualification; subsidiaries; due authorization; no conflict; governmental and third party consents and approvals; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws (including SPAC-related) and material agreements; accuracy of financial statements and no material adverse change; employee benefits and ERISA; environmental condition; intellectual property and licenses; leases; deposit accounts and securities accounts; complete disclosure; solvency; material contracts; Patriot Act, FCPA and OFAC; accuracy of disclosure; employee matters and absence of labor disputes; identification of subsidiaries; indebtedness; payment of taxes; margin stock; governmental regulation; not an investment company or subject to regulation restricting the transactions; use of proceeds; insurance; deposit accounts; Parent as holding company; acquisition documents; collateral matters; governmental contracts; hedge agreements; eligible accounts; eligible inventory; location of inventory and equipment; and inventory records.

Affirmative Covenants:	The credit agreement governing the Facility will contain the following affirmative covenants (which will be the only affirmative covenants and certain of which will be subject to materiality thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) which will be applicable to the Loan Parties and their subsidiaries regarding: financial statements, reports, and certificates; monthly collateral reporting (provided, that, borrowing base certifications and related collateral reports would be required on a weekly basis when excess availability is less than the greater of (A) 12.5% of the Maximum Credit Amount and (B) $5,000,000); existence; maintenance of properties; taxes; insurance; material intellectual property; inspection; compliance with laws; regulatory matters; environmental; disclosure updates and customary notifications; formation of subsidiaries; conduct of business; books and records; further assurances; lender meetings; material contracts; use of proceeds; margin regulations; deposit accounts; cash management; hedge agreements; additional guarantors and collateral; employee benefits; ERISA and location of inventory and equipment.

Negative Covenants:	The credit agreement governing the Facility will contain the following negative covenants (which will be the only negative covenants and certain of which will be subject to materiality

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thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon) which will be applicable to the Loan Parties and their subsidiaries regarding: limitations on: indebtedness; liens; fundamental changes; disposal of assets; change of name; nature of business; prepayments and amendments; change of control; distributions; accounting methods; investments (other than permitted acquisitions subject to terms and conditions to be agreed upon); transactions with affiliates; use of proceeds; Parent as holding company; mergers, consolidations and acquisitions; redemptions; dividends and payments on junior capital (including an absolute prohibition on all payments of fixed cash dividends in respect of “qualified preferred” stock); sale/leaseback transactions; limitation on issuance of equity interests (subject to the SPAC structure); speculative hedging; changes in fiscal year or accounting practices; restrictive agreements; operating leases; consignments; and inventory and equipment with bailees.

Financial Covenants:

Upon the occurrence and during the continuance of a Covenant Testing Trigger Period (as defined below), the Parent and its subsidiaries shall be required to maintain a fixed charge coverage ratio of 1.10 tested on a monthly basis.

“Covenant Testing Trigger Period” means the period (i) commencing on any day that excess availability is less than the greater of (A) 12.5% of the Maximum Credit Amount and (B) $5,000,000, and (ii) continuing until excess availability has been greater than or equal to the threshold set forth in clause (i) at all times for 30 consecutive days.

Events of Default:	The following events of default (which will be the only events of default) will be contained in the credit agreement governing the Facility and will be applicable to the Loan Parties and their subsidiaries (and certain of which will be subject to materiality thresholds, exceptions and grace periods to be mutually agreed upon) regarding: non-payment of obligations; non-performance of covenants and obligations; material judgments; bankruptcy or insolvency; any restrainment against the conduct of all or a material portion of business affairs; default on other material debt (including hedging agreements); cross default to the Term Loan Facility; cross acceleration to other material debt; breach of any representation or warranty; limitation or termination of any guarantee with respect to the Facility; impairment of security; employee benefits; change in control; and actual or asserted invalidity or unenforceability of any Facility documentation or liens securing obligations under

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the Facility documentation.

Conditions Precedent to Closing:	The conditions precedent set forth on Annex B-I.

Assignments:	Each Lender shall be permitted to assign its rights and obligations under the Loan Documents, or any part thereof, to any person or entity with the consent of Agent and with the consent of Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent by Borrower shall be required for assignments (a) to another Lender, an affiliate of a Lender or an approved fund under common control with a Lender or (b) after the occurrence and during the continuance of a payment or bankruptcy or insolvency-related event of default. Subject to customary voting limitations, each Lender shall be permitted to sell participations in such rights and obligations, or any part thereof to any person or entity without the consent of Borrowers.

Governing Law and Forum:	New York; provided, that, notwithstanding the governing law provisions of the Loan Documents, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof either Sponsor or its applicable affiliate has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Counsel to Agent and the Lenders:	Morgan, Lewis & Bockius, LLP

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Annex A-I

Interest Rates and Fees

Interest Rate Options	Borrowers may elect that the loans bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the LIBOR Rate plus the Applicable Margin.

As used herein:

The “Base Rate” means the greatest of (a) the prime lending rate as announced from time to time by Wells Fargo Bank, N.A., (b) the Federal Funds Rate plus ½%, and (c) the three month LIBOR Rate (which rate shall be determined on a daily basis), plus 1%.

The “LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 business days prior to the commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the definitive credit agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate shall be available for interest periods of 1, 2, 3 or 6 months.

“Applicable Margin” means, as of any date of determination, the following margin based upon Borrowers’ most recent monthly average excess availability calculation:

Level	Average Excess Availability	Applicable Margin in respect of Base Rate Loans under the Revolver	Applicable Margin in respect of LIBOR Rate Loans under the Revolver (the “Revolver LIBOR Margin”)
I	>50% of the Maximum Credit Amount	0.75%	1.75%
II	<50% of the Maximum Credit Amount	1.25%	2.25%

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Interest Payment Dates	In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.

In the case of Loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period; provided that the interest for any interest period in excess of 3 months shall be paid in 3 month intervals after the commencement of the applicable interest period and on the last day of such interest period.

Letter of Credit Fees	An amount equal to the Revolver LIBOR Margin per annum times the amount of each Letter of Credit, payable in cash monthly in arrears, plus the charges imposed by the letter of credit issuing bank; provided however, that if the Default Rate is in effect, the Letter of Credit Fee shall be increased by an additional 2.0% per annum.

Default Rate	At any time when an event of default has occurred and is continuing and upon written election of the Agent or the Required Lenders (to be defined in the Loan Documents) all amounts owing under the Facility shall bear interest at 2.0% per annum above the interest rate otherwise applicable thereto.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

Fees	Certain fees shall be as agreed to by the parties in the Fee Letter.

Unused Revolver Fee	A fee in an amount equal to 0.50% per annum times the unused portion of the Revolver shall be due and payable monthly in arrears.

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Annex B-I

The availability of the Facility is subject to the satisfaction of each of the following conditions precedent:

(a)          Except as contemplated by the Merger Agreement, since December 31, 2015, no Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof, as used herein for clarity, a “Material Adverse Effect”) shall have occurred that would excuse Parent or Newco from their obligation to consummate the Acquisition under the Merger Agreement;

(b)          The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Facility in accordance with the Merger Agreement. The Merger Agreement shall not have been amended or waived, and no consents shall have been given with respect thereto, in any material respect by you or your subsidiaries in a manner materially adverse to Wells Fargo (in its capacity as such) without the consent of Wells Fargo (such consent not to be unreasonably withheld, conditioned or delayed based on the interests of Wells Fargo); provided that (a) the granting of any consent under the Merger Agreement that is not materially adverse to the interests of Wells Fargo shall not otherwise constitute an amendment or waiver and (b) any change to the definition of “Material Adverse Effect” in the Merger Agreement shall be deemed materially adverse to Wells Fargo;

(c)          The Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with the borrowing under the Facility, in at least the amount set forth in the Commitment Letter (as such amount may be modified pursuant to paragraph (b) above); provided that if the Company enters into any subscription agreements, backstop agreements, warrant agreements, registration rights agreements, conversion agreements, lock-up agreements, or any other similar agreements respecting the Company’s capital structure in connection with the Equity Contribution or the Transactions, such agreements shall be on terms and conditions reasonably satisfactory to Wells Fargo. The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Facility;

(d)          Subject to the Certain Funds Provision, (i) delivery of Loan Documents duly executed by the Loan Parties (or applicable third parties as the case may be) including, without limitation, a credit agreement, security agreements, control agreements, landlord waivers, mortgages, pledge agreements, intercreditor agreements and subordination agreements, and (ii) receipt of other documentation customary for transactions of this type including legal opinions, officers’ certificates, instruments necessary to perfect the Agent’s first priority security interest in the Collateral, and certificates of insurance policies and/or endorsements naming Agent as additional insured or loss payee, as the case may be, all in form and substance reasonably satisfactory to Agent;

(e)          With respect to each Loan Party, receipt of evidence of customary corporate authority and officer’s certificates (including copies of governing documents certified as of a recent date by the appropriate governmental official) and certificates of status and good standing issued as of a recent date by the jurisdictions of organization of each Loan Party;

(f)           The Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Borrowers and the Guarantors and their senior management and key principals required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested in writing at least

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ten (10) Business Days prior to the Closing Date; provided that Agent shall have received all documentation and other information required under this clause (f) for any new Loan Party formed or senior management or key principal appointed within ten (10) Business Days prior to the Closing Date;

(g)          The capital structure of the Loan Parties shall be reasonably satisfactory to Agent (provided, Wells Fargo acknowledges that the capital structure of the Company contemplated in the Merger Agreement (as in effect on the date hereof) is reasonably satisfactory to Wells Fargo);

(h)          Minimum liquidity of the Loan Parties at closing, after giving effect to the initial use of proceeds (including the payment of all fees and expenses), of not less than $7,500,000, of which at least $5,000,000 must be derived from excess availability (excluding any qualified cash permitted under the Borrowing Base) under the Revolver, the Company’s LTM Adjusted EBITDA (as mutually agreed upon) for the last twelve months prior to the Closing Date is not less than $40.0 million, and Agent shall have received a closing borrowing base certificate using, if applicable, the Closing Borrowing Base and otherwise in accordance with the Agent’s customary procedures and practices so as to obtain current results;

(i)           Borrowers shall have received proceeds of the Term Loan Facility in an aggregate amount of at least $100,000,000 (it being understood that any purchase price reductions in respect of the Acquisition or any original issue discount, in each case reducing the proceeds of the Term Loan Facility, shall reduce such minimum amount on a dollar-for-dollar basis) and otherwise on terms and conditions reasonably satisfactory to Agent, and the provider of such debt shall have entered into an intercreditor agreement with Agent in form and substance reasonably satisfactory to Agent;

(j)           All documents and instruments, in each case, as applicable, in accordance with the Revolver Facility Documentation Principles and subject to the Certain Funds Provision, required to perfect the Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing;

(k)          Agent shall have received a solvency certificate consistent with the certificate attached hereto as Annex B-II from the chief financial officer of Parent;

(l)           All costs, fees and expenses contemplated hereby and under the Fee Letter and the other Loan Documents due and payable on the Closing Date to Agent and Lenders in respect of the Transactions shall have been paid;

(m)         Agent shall have received (a) audited consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows of the Borrowers for the fiscal years ended December 31, 2015 and December 31, 2014, (b) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Borrowers for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days prior to the Closing Date, (c) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Borrowers for the two months ended immediately prior to the Closing Date, and (d) satisfactory projections with respect to the Borrowers and its subsidiaries for the period from fiscal year 2016 through fiscal year 2020 (it being acknowledged that the projections delivered to Agent on February 23, 2016 are satisfactory); and

(n)          The Specified Merger Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct

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in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined in the Merger Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

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Annex B-II

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

 of

 PARENT

 AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement2, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Parent, and not individually, as follows:

I am generally familiar with the businesses and assets of the Parent and its Subsidiaries3, taken as a whole, and am duly authorized to executed this Solvency Certificate on behalf of the Loan Parties pursuant to the Credit Agreement. As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Revolving Loans under the Credit Agreement, on the date hereof, and after giving effect to the application of the proceeds of such Indebtedness:

a.	The fair value of the assets of the Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

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[2]	Credit Agreement to be defined.

3	“Subsidiaries” to be defined.

HCAC II, Inc.

April 7, 2016

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Parent, on behalf of the Parent, and not individually, as of the date first stated above.

[PARENT]

By:
Name:
Title: